CENTENNIAL FIRST FINANCIAL SERVICES
218 E. State Street, Redlands, CA 92373

FOR IMMEDIATE RELEASE
CONTACT:  DOUGLAS C. SPENCER, PRESIDENT & CEO
PHONE:    909-798-3611
FAX:      909-798-1872
URL:      http://www.redcent.com
SYMBOL:   CFFX

                       CENTENNIAL FIRST FINANCIAL SERVICES
                      SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                             PALOMAR COMMUNITY BANK

Redlands, California, December 4, 2000.

Centennial First Financial Services (OTC BB: CFFX), parent company of Redlands Centennial Bank, and Community West Bancshares (NASDAQ: CWBC) parent company of Palomar Community Bank, jointly announced today the signing of a Definitive Agreement where by Centennial will acquire Community West Bancshares wholly owned subsidiary Palomar Community Bank, headquartered in Escondido, California. The transaction will preserve the only locally owned and operated community bank headquartered in Escondido, California. The purchase price is estimated at $10.5 million, and is a combination of cash and CFFS stock.

On September 20, 2000 Community West Bancshares signed a Letter of Intent with Palomar Community Bank's Senior Management, where by they would act as agents for a group of investors to acquire all of the outstanding stock of Palomar in exchange for a combination of debt and cash. Senior Management of Palomar choose Centennial First Financial Services as the investor.

Douglas C. Spencer, President and Chief Executive Officer of Centennial First Financial Services, commented, "We are extremely pleased with this transaction, which should prove highly beneficial to both organizations. There is tremendous synergy between our two community banks, and our combined resources assure increased benefits to shareholders, employees, management, and certainly the customers of Redlands Centennial and Palomar."

According to Rick Sanborn, Palomar Community Bank's President and CEO, "Becoming part of the Centennial family is a win-win situation for us. Our goal all along was to partner with investors who understood the importance of Palomar maintaining its local independence, and who had the same long-term vision of our future. Our ability to maintain local control of Palomar, while having access to Centennial's products and services and enhanced technology, can only be seen as a distinct benefit to the businesses and residents of North San Diego County."

Lew Stone, President and CEO of Community West Bancshares commented, "We are very pleased with this transaction and believe it will benefit both Community West shareholders as well as the employees, management and customers of Palomar Community Bank. Proceeds from this sale will allow us to commit significant additional resources to our subsidiary Goleta National Bank and its high growth profit centers. The transaction is highly beneficial for both organization."

The transaction is slated to be completed by mid 2001.

        COMPANY OVERVIEW

Centennial First Financial Services is currently a one-bank holding company, with a full-service branch in Brea, California, scheduled to open next year. Formed in December 1999, Centennial First Financial Services is the parent company of Redlands Centennial Bank, which has provided bank services since August 1990. The Company operates its main office and construction division in downtown Redlands, California. Its SBA loan production offices are in Santa Ana and Los Angeles, and there is also a loan production office in Anaheim, California.

Palomar has been serving Escondido's residents and businesses since 1984. The bank currently has 25 full time employees. Under the terms of the purchase, Palomar's senior management will remain in place, and the bank's name will be retained. There are no immediate plans for changes in operations or staffing.

        SAFE HARBOR DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information can be found on the Internet at WWW.redcent.com or by contacting Douglas C. Spencer directly at spencerd@redcent.com. Rick Sanborn can be contacted at rsanborn@palomarbank.com or through www.palomarbank.com.